July 29, 2024

Board of Directors
Apollo Biowellness, Inc.,
formerly Resonate Blends, Inc.
One Marine Park, Suite 305A
North Bergen, NJ 04074

Re: ***Apollo Biowellness, Inc., formerly Resonate Blends, Inc. (the Company")***

Dear Sirs:

Please be advised that I hereby resign as a Director of Resonate Blends, Inc., effective the close of business as indicated above.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

Sincerely,

DocuSigned by:

/s/ Sandy Lipkins

4E4F38B41A36421...

Sandy Lipkins